Exhibit 99.1

For Immediate Release

Investor Contact: Neil Kerman
Vice President Corporate Finance
(781) 401-7152

Media Contact: Denise Kaigler
Senior Vice President
Chief Communications Officer
(781) 401-7869

REEBOK REPORTS THIRD QUARTER 2005 EARNINGS

Canton, MA, October 24, 2005 — Reebok International Ltd. (NYSE:RBK) today reported net income for the third quarter ended September 30, 2005 of $117.7 million, or $1.87 per diluted share, an earnings per share increase of 39.6% when compared to net income of $81.8 million, or $1.34  per diluted share, for the third quarter of 2004.  The third quarter 2005 results were impacted by an after-tax gain of $49 million from the sale of the Company’s Ralph Lauren Footwear business and $2.5 million of costs pertaining to certain legal and other expenses associated with the proposed merger with adidas.  In addition, the Company’s operating results were effected by the previously announced integration of The Hockey Company into the Reebok Brand and from the Company’s previously announced plans to reposition its business with Footlocker, Inc., as well as Footlocker’s efforts to reduce their inventory levels over the balance of 2005.

Net sales for the 2005 third quarter were $1.04 billion as compared with 2004’s third quarter net sales of $1.16 billion.  For the Reebok Brand, worldwide sales in the 2005 third quarter were $912 million as compared with 2004’s third quarter sales of $1 billion.  Currency fluctuations had no material effect on sales comparisons during the quarter.

Paul Fireman, the Company’s Chairman and Chief Executive Officer said, “This was certainly an eventful and unusual quarter for us with the announcement on August 3, 2005 of our proposed merger with adidas.”  The Company believes that the announcement of the planned merger with adidas has created in the short-term some retailer uncertainty with respect to the Company, and that this impacted the Company’s sales and order intake in the quarter, particularly with certain mall based retailers in the U.S.  “As we noted last quarter, we are working on repositioning our business with one of our major customers, Footlocker, Inc., by shifting some of our Classic business at Footlocker into new Performance categories that we believe will stimulate consumer demand.  Footlocker has also announced plans to reduce their inventory levels over the balance of 2005, and we have been working with them to help them achieve this,” Fireman said.  This has had a more significant impact in the quarter than the Company previously anticipated, and resulted in a decline in the Company’s sales to Footlocker during the quarter of $46 million as compared with the prior year’s third quarter.  “While in the short term this is negatively impacting our operating results, we believe our strategy to reposition our business with Footlocker will help to improve our operating margins

2005 3rd Quarter Results

October 24, 2005

in the future,” Fireman noted.  “The Company’s operating results also continue to be negatively impacted by the integration of The Hockey Company business into the Reebok Brand.  The Company is consolidating multiple warehouses in Canada into its new distribution facility in St. Laurent.  The Company has encountered some startup problems in this new facility and this has caused some difficulty in shipping the current orders for The Hockey Company’s products. However, the demand for The Hockey Company’s products is being favorably impacted by the start of the NHL season.  There has been a high degree of fan interest in the NHL and we believe the 2005/2006 season will stimulate a renewed interest in hockey and greater demand for our products,” Fireman said.

The Company believes that the U.S. market has become promotional in response to economic factors such as rising energy costs and the effect of Hurricanes Katrina and Rita. It expects this trend to continue for the balance of the year.  “During the back-to-school period in the U.S. sales of Classic derivative products slowed down at retail as we continue to see a shift in the U.S. market toward performance products.  Our new Pump technology product introduction is still in its early stages.   For the remainder of this year and for 2006 and beyond we plan to introduce several new evolutions of our self-inflating, self-regulating Pump technology.   We believe the Pump technology will become a volume and earnings contributor as we evolve the technology and market its benefits to sports performance enthusiasts,” Fireman noted.

“During this past quarter, we decided to consolidate our Reebok Brand product and marketing groups under one leader.  We believe that the new organizational structure will give us greater focus on product and marketing concepts for our targeted consumer groups.  The new product teams are fully integrated from design and development through to marketing, and support our product initiatives under the Rbk, Performance, Lifestyle and Children’s platforms.  These teams will now design and develop product and marketing concepts for a focused consumer segment, rather than by product category as we had in the past. We also restructured our Rbk product team to have a more focused approach on the younger consumer.  This team will be responsible for creating cutting edge product and marketing concepts from running and basketball to lifestyle categories such as Classic and music.  Our athletes demand products from us that maximize their performance through technology and innovation and our Performance product and marketing team will be focused on delivering new products to athletes that will meet or exceed their needs.  Our Lifestyle team will focus on creating new product designs that reflect the different types of consumers for whom Classic products are intended,” Fireman said.

“With respect to our Classic products, while sales of Classic derivative products did slow down in the U.S. during the quarter, this was not our experience in Europe where sales of Classic Fusion and Classic Original products continue to be strong.  Our Classic products have been a strength of the Reebok Brand for many years and we believe this will continue into the future.  We plan to launch a new line of Rbk Classic products later in 2006 and we will be accelerating the rollout of our Classic Fusion products into several key markets, including the U.S.,” Fireman continued.

2

“The new “I am what I am” Brand marketing campaign that we launched in February continues to receive a favorable response from consumers.  Our research indicates that our advertising is being received as both relevant and aspirational by our target consumers and we will continue to invest behind this campaign.   As we move into 2006 our Brand campaign will evolve into a more product specific focus to help launch our new product initiatives and to drive consumer demand,” Fireman added.

“During the quarter, sales of Reebok sports licensed apparel, which includes the NFL, NBA and NHL, increased.  Our fan-based licensed apparel continues to perform well in team shops where sales of NFL and NBA products increased by 30% in the quarter.  We also continue to work with our league partners to launch exciting new initiatives to grow this business.  For example, sales of our NFL and NBA women’s products increased substantially for the quarter and for the year to date.  And, with the NFL and NHL seasons underway and the NBA season about to tip off, we are well positioned to have another successful year in sports licensed apparel,” Fireman stated.

“Our other brands, Rockport and the Greg Norman collection, had another successful quarter.  While sales of our Rockport brand declined slightly in the quarter, the quality of their business continues to improve.  Sales to better department stores increased 11% in the quarter and overall operating performance has improved on a year-to-year basis.  Rockport’s closeout sales and sales to the volume channel declined 15% in the quarter, reflecting a healthier business. We believe the Rockport Brand has made solid progress in the comfort-casual market with innovative styling and unique technologies.  And, in a difficult and promotional retail environment Rockport has managed to raise its average selling prices due to new product introductions with higher price points. Our Greg Norman Brand turned in another strong performance this quarter with double-digit sales growth for the eleventh consecutive quarter.  The growth for the Greg Norman Brand was fueled by record fill-in and at-once orders in its core golf business this quarter where sales increased by 23% over last year.  The increases were driven by strong full-price retail sell throughs primarily in Greg Norman’s technology driven Play Dry collection,” Fireman noted.

The Company reported that its gross margin for the third quarter of 2005 was 43.3%, an improvement of 290 basis points when compared with the gross margin of 40.4% in the third quarter of 2004. “For the quarter, most of the improvement came from our international markets,” Fireman said.

Worldwide inventories at September 30, 2005 totaled $507 million compared to $505 million a year ago.  Accounts receivable at September 30, 2005 was $740 million compared to $814 million a year ago.  During the quarter, the Company repaid from available cash its $100 million, 6.75% debentures which became due on September 15, 2005.  At September 30, 2005 the Company had $482 million of cash as compared with $270 million of cash at September 30, 2004.

3

“Looking forward to the balance of 2005, we believe that our fourth quarter revenue, excluding the impact of the sale in July 2005 of our Ralph Lauren Footwear business, will be in the range of the prior year’s fourth quarter.  However, we believe that based on improved gross margins and as a result, improved operating margins, our fourth quarter diluted earnings per share, excluding any merger related or other unusual items, will be in the range of $.55 to $.65 which is in the range of current analyst estimates.  Our outlook with respect to the fourth quarter reflects one of our key financial goals which is to improve the operating margins of the Company.  Looking forward, we are excited about the prospects of combining our great Company with adidas.   The combined company will be able to offer an enhanced portfolio of global brands that truly addresses the needs of today’s and tomorrow’s consumers,” Fireman concluded.

This release includes forward-looking statements about the Company and its sales, revenues, earnings, spending, margins, cash flow, future orders, inventory, products, actions, plans, strategies, objectives and guidance with respect to the Company’s future operating results. These statements are based on our current expectations and are subject to certain risks and uncertainties that could cause the Company’s actual results to vary materially from the results discussed in those forward-looking statements. The Company assumes no obligation to update any such forward-looking statements to reflect actual results, changes in assumptions or changes in other factors affecting such forward-looking statements.  Factors that might cause such differences include — but are not limited to – the following: economic conditions in the Company’s major markets; competition; shifts in consumer preferences; the ability to maintain advantageous licenses with the Company’s licensors; risks associated with the Company’s international sales, distribution and manufacturing; increases in raw material prices; the Company’s ability to manage and forecast its growth and inventories; the loss of significant customers or suppliers; the effect of currency fluctuations; and other factors mentioned or incorporated by reference in this release and in the Company’s 2004 Annual Report on Form 10-K and quarterly reports on Form 10-Q, all of which are on file at the SEC.  With respect to any statements concerning future orders, the Company’s backlog position is not necessarily indicative of future sales because a significant portion of our business, including sales by Company-owned retail stores, Rockport and Greg Norman are not included in the open orders.  In addition, many markets are not included in open orders since sales are made by independent distributors.  Finally, many orders may be cancelled, currency may fluctuate and the ratio of future orders to “at once” shipments may vary from year to year.  During our earnings call we may also discuss non-GAAP financial information.  The reconciliation of the comparable GAAP information and other analytical information will be available on our website at www.reebok.com.

[Table follows]

4

Reebok International Ltd.

Financial Summary

	Three months ended September 30,
	2005	2004

Net sales	$1,041,209,000	$1,164,734,000
Net income (1)	$117,656,000	$81,827,000
Average basic shares	59,675,000	58,472,000
Average diluted shares (2)	63,067,000	61,151,000
Basic earnings per share	$1.97	$1.40
Diluted earnings per share	$1.87	$1.34

	Nine months ended September 30,
	2005	2004

Net sales	$2,842,479,000	$2, 810,158,000
Net income (3)	$197,972,000	$144,683,000
Average basic shares	59,498,000	57,873,000
Average diluted shares (2)	62,583,000	63,683,000
Basic earnings per share (3)	$3.33	$2.50
Diluted earnings per share (3)	$3.17	$2.32

(1)     Includes $80.3 million pre-tax gain on sale of Ralph Lauren Footwear and $2.5 million of certain legal and other expenses associated with the proposed merger with adidas.

(2)     Assumes conversion of $53.2 million of convertible debt into 1,037,846 shares of Reebok common stock from May 1, 2004 and the conversion of convertible debt into 6,483,402 shares of Reebok common stock through the Redemption date of 5/17/04.

(3)     Includes the effect of a one-time after-tax earnings charge in May 2004 of $7,108 (or $.11 per share) resulting from the early redemption of the Company’s $250 million 4.25% Convertible Debentures.

Reebok International Ltd., headquartered in Canton, MA, is a leading worldwide designer, marketer and distributor of sports, fitness and casual footwear, apparel and equipment under the Reebok, Rockport, CCM, JOFA, KOHO and Greg Norman Brands.   Sales for 2004 totaled approximately $3.8 billion.

###

5

Reebok International Ltd

THREE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2005	2004

Net sales	$1,041.2	$1,164.7
Cost of sales	590.3	694.1
Gross Margin	450.9	470.6
% of Net sales	43.3%	40.4%
Selling, general and administrative expenses	347.1	346.1
% of Net sales	33.3%	29.7%
Interest expense, net	1.4	4.3
Other expenses (income), net (1)	(76.5)	(0.5)
Income before income taxes and minority interest (1)	178.9	120.7
% of Net sales	17.2%	10.4%
Income taxes	58.6	36.8
Income before minority interest (1)	120.3	83.9
Minority interest	2.6	2.1
Net income (1)	$117.7	$81.8

Basic earnings per share (1)	$1.97	$1.40
Diluted earnings per share (1) (2)	$1.87	$1.34

Average basic shares	59,675	58,472
Average diluted shares (2)	63,067	61,151

(1)    In 2005, includes $80.3 million pre-tax gain ($48.8 million after tax) on sale of Ralph Lauren Footwear and $2.5 million of certain legal and other expenses associated with the proposed merger with adidas.

(2)    Assumes conversion of $53.2 million of convertible debt into 1,037,846 shares of Reebok Common Stock.

Reebok International Ltd

NINE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	2005	2004

Net sales	$2,842.5	$2,810.2
Cost of sales	1,663.0	1,687.6
Gross Margin	1,179.5	1,122.6
% of Net sales	41.5%	39.9%
Selling, general and administrative expenses	950.1	883.4
% of Net sales	33.4%	31.4%
Interest expense, net	6.7	9.5
Other expenses (income), net (1)	(73.8)	4.2
Loss on extinguishment of debt (2)	—	10.2
Income before income taxes and minority interest (1)	296.5	215.3
% of Net sales	10.4%	7.7%
Income taxes	93.2	65.7
Income before minority interest (1)	203.3	149.6
Minority interest	5.3	4.9
Net income (1)	$198.0	$144.7

Basic earnings per share (1)	$3.33	$2.50
Diluted earnings per share (1) (3)	$3.17	$2.32

Average basic shares	59,498	57,873
Average diluted shares (3)	62,583	63,683

(1)    In 2005, includes $80.3 million pre-tax gain ($48.8 million after tax) on sale of Ralph Lauren Footwear and $2.5 million of certain legal and other expenses associated with the proposed merger with adidas.

(2)    Costs related to the early redemption of the Company’s $250.0 million 4.25%  Convertible Debentures

(3)    Assumes conversion of $53.2 million of convertible debt into 1,037,846 shares of Reebok Common Stock from May 1,2004 and assumes conversion of convertible debt into 6,483,402 shares of Reebok Common Stock through the redemption date of May 17, 2004.

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

THREE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

REPORTED DOLLARS	2005	2004	Change 2005/2004

Reebok:
U.S.A - Footwear	$241.0	$302.4	-20.3%
U.S.A - Apparel	204.8	204.1	0.3%
	445.8	506.5	-12.0%

International - Footwear	238.9	262.1	-8.9%
International - Apparel	227.4	234.7	-3.1%
	466.3	496.8	-6.1%

Reebok Worldwide - Footwear	479.9	564.5	-15.0%
Reebok Worldwide - Apparel	432.2	438.8	-1.5%
	912.1	1,003.3	-9.1%

Rockport	102.6	106.0	-3.2%
Ralph Lauren Footwear	6.5	38.7	-83.2%
Greg Norman Collection	20.0	16.7	19.8%
Total Company	$1,041.2	$1,164.7	-10.6%

Footwear	$589.0	$709.2	-16.9%
Apparel	452.2	455.5	-0.7%
Total Company	$1,041.2	$1,164.7	-10.6%

CONSTANT DOLLARS	2005	2004	Change 2005/2004

Reebok:
U.S.A - Footwear	$241.0	$302.4	-20.3%
U.S.A - Apparel	204.8	204.1	0.3%
	445.8	506.5	-12.0%

International - Footwear	238.9	265.8	-10.1%
International - Apparel	227.4	240.2	-5.3%
	466.3	506.0	-7.8%

Reebok Worldwide - Footwear	479.9	568.2	-15.5%
Reebok Worldwide - Apparel	432.2	444.3	-2.7%
	912.1	1,012.5	-9.9%

Rockport	102.6	106.8	-3.9%
Ralph Lauren Footwear	6.5	38.9
Greg Norman Collection	20.0	16.8	19.0%

Total Company	$1,041.2	$1,175.0	-11.4%

Footwear	589.0	$713.9	-17.5%
Apparel	452.2	461.1	-1.9%
Total Company	$1,041.2	$1,175.0	-11.4%

Reebok International Ltd

COMPARATIVE SALES ANALYSIS

NINE MONTHS ENDED SEPTEMBER 30,

(Amounts in millions except per share data)

REPORTED DOLLARS	2005	2004	Change 2005/2004

Reebok:
U.S.A - Footwear	$794.9	$842.3	-5.6%
U.S.A - Apparel	427.6	391.6	9.2%
	1,222.5	1,233.9	-0.9%

International - Footwear	678.4	622.7	8.9%
International - Apparel	534.5	524.5	1.9%
	1,212.9	1,147.2	5.7%

Reebok Worldwide - Footwear	1,473.3	1,465.0	0.6%
Reebok Worldwide - Apparel	962.1	916.1	5.0%
	2,435.4	2,381.1	2.3%

Rockport	278.3	280.9	-0.9%
Ralph Lauren Footwear	65.0	93.7	-30.6%
Greg Norman Collection	63.8	54.5	17.1%

Total Company	$2,842.5	$2,810.2	1.1%

Footwear	$1,816.6	$1,839.6	-1.3%
Apparel	1,025.9	970.6	5.7%
Total Company	$2,842.5	$2,810.2	1.1%

CONSTANT DOLLARS	2005	2004	Change 2005/2004

Reebok:
U.S.A - Footwear	$794.9	$842.3	-5.6%
U.S.A - Apparel	427.6	391.6	9.2%
	1,222.5	1,233.9	-0.9%

International - Footwear	678.4	643.0	5.5%
International - Apparel	534.5	544.0	-1.7%
	1,212.9	1,187.0	2.2%

Reebok Worldwide - Footwear	1,473.3	1,485.3	-0.8%
Reebok Worldwide - Apparel	962.1	935.6	2.8%
	2,435.4	2,420.9	0.6%

Rockport	278.3	284.6	-2.2%
Ralph Lauren Footwear	65.0	94.4	-31.1%
Greg Norman Collection	63.8	54.8	16.4%

Total Company	$2,842.5	$2,854.7	-0.4%

Footwear	1,816.6	$1,864.3	-2.6%
Apparel	1,025.9	990.4	3.6%
Total Company	$2,842.5	$2,854.7	-0.4%

Reebok International Ltd

September 30, 2005

(Amounts in millions)

CONDENSED CONSOLIDATED BALANCE SHEETS

	2005	2004

ASSETS
Cash	$481.5	$269.6
Accounts receivable, net	739.9	814.1
Inventory	506.6	505.0
Other current assets	227.8	190.3
Total current assets	1,955.8	1,779.0

Property and equipment, net	189.7	166.9
Intangibles, net	323.0	286.8
Other non-current assets	74.3	53.2
Total	$2,542.8	$2,285.9

LIABILITIES AND STOCKHOLDERS’ EQUITY
Notes payable to banks	$59.1	$39.6
Current portion of long term debt	—	100.2
Accounts payable, accrued expenses and income taxes payable	613.6	605.9
Total current liabilities	672.7	745.7

Long term debt, net of current portion	359.6	359.2
Minority interest and other long term liabilities	51.5	35.2

Stockholders’ equity	1,459.0	1,145.8
Total	$2,542.8	$2,285.9

ADDITIONAL FINANCIAL INFORMATION

	September 30,
	2005	2004
Working capital	$1,283.1	$1,033.3
Current ratio	2.9	2.4
Days sales outstanding	57	59
Inventory turns	4.2	4.7
Total borrowings	$418.7	$499.0

Reebok International Ltd

ORDERS SCHEDULED FOR DELIVERY

	Percentage Change 2005/2004
For the period October 1 to March 31,	Reported Dollars	Constant Dollars

U.S.A.:

Footwear	-18.4%	-18.4%
Apparel	-11.4%	-11.4%

Total Domestic	-16.7%	-16.7%

International

Footwear	+1.1%	+2.2%
Apparel	+7.3%	+8.4%

Total International	+3.9%	+5.0%

Total Reebok Brand	-8.2%	-7.8%

Footwear	-11.8%	-11.5%
Apparel	-1.0%	-.5%

Total Reebok Brand	-8.2%	-7.8%

Reebok International Ltd

RECONCILIATION OF REPORTED TO CONSTANT DOLLAR SALES

(Amounts in millions except per share data)

THREE MONTHS ENDED SEPTEMBER 30,	2005	2004	2005/2004

Reported Dollars:
Footwear	$589.0	$709.2	-16.9%
Apparel	452.2	455.5	-0.7%
Total Company	1,041.2	1,164.7	-10.6%

Effect of Change in Foreign Currency Translation:
Footwear	—	4.7
Apparel	—	5.6
	—	10.3
Constant Dollars:
Footwear	589.0	713.9	-17.5%
Apparel	452.2	461.1	-1.9%
Total Company	$1,041.2	$1,175.0	-11.4%

NINE MONTHS ENDED SEPTEMBER 30,	2005	2004	2005/2004

Reported Dollars:
Footwear	$1,816.6	$1,839.6	-1.3%
Apparel	1,025.9	970.6	5.7%
Total Company	2,842.5	2,810.2	1.1%

Effect of Change in Foreign Currency Translation:
Footwear	—	24.7
Apparel	—	19.8
	—	44.5
Constant Dollars:
Footwear	1,816.6	1,864.3	-2.6%
Apparel	1,025.9	990.4	3.6%
Total Company	2,842.5	2,854.7	-0.4%

Reebok International Ltd

RECONCILIATION OF CERTAIN NON-GAAP MEASURES

(Amounts in millions except per share data)

NET SALES WITHOUT RALPH LAUREN FOOTWEAR THREE MONTHS ENDED SEPTEMBER 30,	2005	2004	2005/2004

Reported Dollars	$1,041.2	$1,164.7	-10.6%

Sales of Ralph Lauren Footwear	6.5	38.7	-83.2%

Reported Dollars without Ralph Lauren Footwear	$1,034.7	$1,126.0	-8.1%

NET SALES WITHOUT RALPH LAUREN FOOTWEAR NINE MONTHS ENDED SEPTEMBER 30,	2005	2004	2005/2004

Reported Dollars	$2,842.5	$2,810.2	1.1%

Sales of Ralph Lauren Footwear	65.0	93.7	-30.6%

Reported Dollars without Ralph Lauren Footwear	$2,777.5	$2,716.5	2.2%

TAX RATE WITHOUT RALPH LAUREN FOOTWEAR THREE MONTHS ENDED SEPTEMBER 30,	2005	Income Tax	Effective Tax Rate

Income before income taxes and minority interest as reported	$178.9	$58.6	32.8%

Gain on sale of Ralph Lauren Footwear	80.3	31.5	39.2%

Income before income taxes and minority interest excluding gain on sale of Ralph Lauren Footwear	$98.6	$27.1	27.5%

TAX RATE WITHOUT RALPH LAUREN FOOTWEAR NINE MONTHS ENDED SEPTEMBER 30,	2005	Income Tax	Effective Tax Rate

Income before income taxes and minority interest as reported	$296.5	$93.2	31.4%

Gain on sale of Ralph Lauren Footwear	80.3	31.5	39.2%

Income before income taxes and minority interest excluding gain on sale of Ralph Lauren Footwear	$216.2	$61.7	28.5%